Exhibit 3.1.51

CERTIFICATE OF MERGER

OF

NCO ACQUISITION SUB, INC.

(A DELAWARE CORPORATION)

INTO

OUTSOURCING SOLUTIONS INC.

(A DELAWARE CORPORATION)

In compliance with the requirements of Section 251 of the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, the undersigned corporations hereby certify that:

FIRST: The name and state of incorporation of each of the constituent corporations are as follows:

(i)	NCO Acquisition Sub, Inc.	Delaware
(ii)	Outsourcing Solutions Inc.	Delaware

SECOND: An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of aforesaid constituent corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation in the merger herein certified is Outsourcing Solutions Inc. (hereinafter sometimes referred to as the “Surviving Corporation”), which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be Amended and Restated in its entirety to read as set forth in Exhibit A as attached hereto and as such shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at the principal office of the Surviving Corporation at:

507 Prudential Road

Horsham, Pennsylvania 19044

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: That this Certificate of Merger shall be effective as of the date of filing.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer as of this 29th day of February, 2008.

OUTSOURCING SOLUTIONS INC.

By:	/s/ John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President & CEO

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OUTSOURCING SOLUTIONS INC.

A. The name of the Corporation is Outsourcing Solutions Inc.

B. The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 4, 2003, under the name New OSI Corp.

C. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Outsourcing Solutions Inc. (the “Corporation”).

SECOND: The address of the corporation’s registered office in the State of Delaware is: 1201 Market Street, Suite 800, Wilmington, Delaware 19801 and the name of its registered agent at such address is: NCO Funding, Inc. in the County of New Castle.

THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $1.00 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, except as specifically stated therein.

SIXTH: The corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

SEVENTH: The election of directors need not be by written ballot, unless the bylaws of the corporation shall so provide.

EIGHTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.